UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 14a-12

BEAZER HOMES USA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** IMPORTANT ****

Dear Beazer Homes USA, Inc. Shareholder:

Enclosed you will find additional proxy materials relating to our Annual Meeting scheduled to be held on April 13, 2010.

Because of a change in NYSE rules, we note that, unlike at our previous annual meetings, your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote.

Our Board of Directors recommends that you vote in favor of the election of each director, the ratification of our auditors, the increase in the total number of our authorized shares, and the approval of our 2010 Equity Incentive Plan.

Because we have not heard from you, we are sending you this reminder notice, and we urge you to vote your proxy immediately. As a shareholder, you have the ability to vote over the internet or telephone, and we are asking you to do so now to save the Company further expense. Instructions on how to vote over the phone or internet are enclosed in this package.

Your shares cannot be represented at the Annual Meeting on the election of directors or the approval of our 2010 Equity Incentive Plan, unless you either sign and return the enclosed voting form or vote by telephone or over the internet.

If you sign and return the enclosed form without indicating a choice of “for,” “against” or “abstain” your shares will be voted as recommended by our Board of Directors.

Please Vote Today

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC. at

800-460-1014.

Regards,

Brian C. Beazer
Non-Executive Chairman of the Board of Directors

Northpark Building 400

1000 Abernathy Road, Suite 1200

Atlanta, GA 30328

770-829-3700/Fax 770-481-0431